As filed with the Securities and Exchange Commission on December 10, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THORNBURG MORTGAGE, INC.

(Exact name of registrant as specified in its charter)

150 Washington Avenue, Suite 302

Santa Fe, New Mexico 87501

(505) 989-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARYLAND	85-0404134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Larry A. Goldstone

President and Chief Operating Officer

Thornburg Mortgage, Inc.

150 Washington Avenue, Suite 302

Santa Fe, New Mexico 87501

(505) 989-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sheri L. Fox

Heller Ehrman LLP

333 South Hope Street, Suite 3900

Los Angeles, California 90071

(213) 689-7604

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock (3)	30,000,000	(4)	$10.24	$307,200,000	$9,431.04

(1)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on December 5, 2007.
(2)	Pursuant to Rule 429 under the Securities Act, the prospectus included herein also relates to 4,778,077 shares of Common Stock previously registered for sale by the registrant pursuant to the Registration Statement on Form S-3, filed on September 16, 2005, File No. 333-128389 (the “Prior Registration Statement”) and not sold thereunder. The registration fee associated with such shares registered pursuant to the Prior Registration Statement was paid at the time of filing of the Prior Registration Statement. The registration fee paid herewith relates only to the 30,000,000 shares of Common Stock being registered pursuant hereto.
(3)	Includes accompanying preferred stock purchase rights, for which no separate consideration will be paid. Until the occurrence of specific prescribed events, such rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with the Common Stock.
(4)	Pursuant to Rule 416 under the Securities Act, such number of shares registered hereby shall include an indeterminate number of shares of Common Stock and accompanying preferred stock purchase rights that may be issued in connection with a stock split, stock dividend or similar event, for which no separate consideration will be paid.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus constituting a part of this Registration Statement is a combined prospectus and relates to securities of Thornburg Mortgage, Inc. registered pursuant to a registration statement on Form S-3 (File No. 333-128389).

Prospectus

THORNBURG MORTGAGE, INC.

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

34,778,077 SHARES OF COMMON STOCK

The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of Thornburg Mortgage, Inc. provides existing shareholders of our common stock (“Common Stock”), our 8.00% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”), our Series D Adjusting Rate Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”), our 7.50% Series E Cumulative Convertible Redeemable Preferred Stock (“Series E Preferred Stock”) and our 10% Series F Cumulative Convertible Redeemable Preferred Stock (“Series F Preferred Stock” and together with the Common Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, the “Company Stock”) and interested new investors with a convenient and cost effective method to purchase shares of our Common Stock. Existing shareholders of Company Stock (“Shareholders”) may purchase additional shares of Common Stock by reinvesting cash dividends received on all or a portion of their holdings of Company Stock or by making optional cash purchases of Common Stock (“Optional Cash Purchases”). Interested investors who are not currently Shareholders may make initial cash purchases of Common Stock (“Initial Cash Purchases”). The price to be paid for each share of Common Stock purchased directly from us under the Plan will be a price equal to the average market price of Common Stock as described herein less a discount ranging from 0% to 5%. The price of the shares of Common Stock purchased on the open market will be a price equal to the average market price of Common Stock as described herein without any discount. This prospectus relates to the offer and sale of 34,778,077 authorized but unissued shares of Common Stock under the Plan, including 4,778,077 shares of Common Stock that were previously registered but not sold. Participants in the Plan should retain this prospectus for future reference. Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “TMA.” On December 7, 2007, the last reported sale price of our Common Stock on the NYSE was $11.74 per share.

Plan Highlights:

•	Any registered Shareholder may elect to participate in the Plan.

•	Full or partial dividend reinvestment options, and Optional Cash Purchases, for Shareholders.

•	Interested investors who are not currently Shareholders may make Initial Cash Purchases.

•	A discount ranging from 0% to 5% and no commissions charged on shares purchased directly from us.

•	No commissions or brokerage fees on shares purchased in the open market unless such commissions or fees exceed 5% of the purchase price.

•	Certificate safekeeping in book entry form at American Stock Transfer & Trust Company, the Plan’s administrator, at no charge to participants.

Investing in our Common Stock involves risks. Please review carefully the risk factors listed in the section entitled “Forward-Looking Statements” on page 1 of this prospectus and the section entitled “Risk Factors” beginning on page 3 of this prospectus before enrolling in the Plan. Also see the section entitled “Executive Overview” beginning on page 26 of the Quarterly Report on Form 10-Q that we filed with the Securities and Exchange Commission on November 9, 2007 for a discussion of the effect on us of recent developments in the mortgage market and Question 4, “What are the advantages and disadvantages of the Plan?” beginning on page 8 of this prospectus, in addition to the other information contained or incorporated by reference in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 10, 2007.

No person has been authorized to give any information or to make any representations not contained in this prospectus regarding us or the offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this prospectus nor any sale made hereunder shall create an implication that information contained herein is correct as of any time subsequent to the date hereof.

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The Plan supersedes and replaces our Dividend Reinvestment and Stock Purchase Plan, dated September 28, 2005 (the “Prior Plan”). All participants in the Prior Plan will automatically be enrolled in the Plan. If you are a participant in the Prior Plan and, after reviewing this prospectus, you do not wish to be enrolled in the Plan, please contact the Plan’s administrator. Unless the context otherwise requires or unless otherwise specified, all references to “we,” “us” or the “Company” in this prospectus refer to Thornburg Mortgage, Inc. (“TMA”) and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “estimate,” “have confidence” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections.

Important factors that may impact our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, changes in interest rates, changes in yields on adjustable and variable rate mortgage assets available for purchase, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, changes in market prices for mortgage securities, our ability to obtain financing and the terms of any financing that we do obtain. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” beginning on page 3 of this prospectus before enrolling in the Plan. Also see the section entitled “Executive Overview” beginning on page 26 of the Quarterly Report on Form 10-Q that we filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2007 for a discussion of the effect on us of recent developments in the mortgage market and Question 4, “What are the advantages and disadvantages of the Plan?” beginning on page 8 of this prospectus. We do not undertake to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

THE COMPANY

We commenced operations in 1993. Our Common Stock is listed on the NYSE under the symbol “TMA,” our Series C Preferred Stock is listed on the NYSE under the symbol “TMA PRC,” our Series D Preferred Stock is listed on the NYSE under the symbol “TMA PRD,” our Series E Preferred Stock is listed on the NYSE under the symbol “TMA PRE,” and our Series F Preferred Stock is listed on the NYSE under the symbol “TMA PRF.” We are a single-family residential mortgage lender that originates, acquires and retains investments in adjustable rate mortgage (“ARM”) assets, thereby providing capital to the single-family residential housing market. Our ARM assets consist of purchased ARM assets and ARM loans (“ARM Assets”) and are comprised of traditional ARM Assets, which have interest rates that reprice in a year or less, and hybrid ARM Assets, which have a fixed interest rate for an initial period of three to ten years before converting to traditional ARM Assets for their remaining terms to maturity (“Hybrid ARM Assets”). Purchased ARM assets are mortgage-backed securities that represent interests in pools of ARM loans, which are publicly rated and issued by third parties and may include guarantees or other third-party credit enhancements against losses from loan defaults. ARM loans are either loans that we have securitized from our own loan origination or acquisition activities, loans that we use as collateral to support the issuance of collateralized mortgage debt or loans pending securitization. Like traditional banking institutions, our income is generated primarily from the net spread or difference between the interest income we earn on our ARM Assets and the cost of our borrowings. Our strategy is to maximize the long-term sustainable difference between the yield on our ARM Assets and the cost of financing these assets, and to maintain that difference through interest rate and credit cycles.

While we are not a bank or savings and loan institution, our business purpose, strategy, method of operation and risk profile are best understood in comparison to such institutions. We finance the purchases and originations of our ARM Assets with equity capital, unsecured debt, collateralized mortgage debt and short-term collateralized borrowings. When we borrow short-term or floating-rate funds to finance our Hybrid ARM Assets, we may also enter into interest rate hedging transactions, which are intended to fix, or cap, our borrowing costs during the fixed-rate period of the Hybrid ARM Assets. We believe we have minimized our exposure to changes in interest rates since the assets we hold are primarily ARM Assets and we generally match the effective duration, which is a calculation expressed in months or years that is a measure of the expected price change of financial instruments based on changes in interest rates, of those assets with funding of comparable effective duration. We have a policy to operate with an adjusted equity-to-assets ratio of at least 8%. At September 30, 2007, we were operating at an adjusted equity-to-assets ratio of 16.71%. This is a non-GAAP capital utilization measurement that we use to limit the amount of assets we carry relative to the amount of equity on our balance sheet. For a description of this ratio and a reconciliation to a comparable GAAP capital utilization measurement, please see our most recently filed periodic report under the section entitled “Capital Utilization and Leverage.” Moreover, we focus on acquiring high quality assets to minimize potential credit losses and to ensure our access to financing. Our operating structure has resulted in operating costs well below those of other mortgage originators. Our corporate structure differs from most lending institutions in that we are organized for tax purposes as a real estate investment trust (“REIT”) and, therefore, pay substantially all of our earnings in the form of dividends to shareholders.

The 12 members of our management team have an average of 25 years of experience in the fields of mortgage lending, investment advisory and management services, financial services, capital markets, financial reporting and marketing, providing us with significant expertise in the key disciplines required for success in our business. We are an externally advised REIT and are managed under a management agreement with Thornburg Mortgage Advisory Corporation (the “Manager”), which manages our operations, subject to the supervision of our Board of Directors.

Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900.

Our internet website address is www.thornburgmortgage.com. The information on our website is not considered part of this prospectus. We make available free of charge, through our website, under the “Investor Information — SEC Filings” section, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You may also find our Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee of our Board of Directors at our website under the “Investor Information — Corporate Governance” section. These documents are also available in print free of charge to anyone who requests them by writing to us at the following address: 150 Washington Avenue, Suite 302, Santa Fe, New Mexico, 87501, or by phoning us at 1-888-898-8698.

RISK FACTORS

We actively manage the risks associated with our business. Interest rate risks, credit risks, earnings volatility, REIT qualification risks and other risks are monitored, measured and quantified by management in order to assure minimal earnings and dividend fluctuations. However, investors should understand the nature of the risks that we face. Any one of the key risk factors discussed below, or other factors not so discussed, could cause actual results to differ materially from expectations and could adversely affect our profitability. Before making an investment decision, you should carefully consider all of the risks described below. Also see the section entitled “Executive Overview” beginning on page 26 of the Quarterly Report on Form 10-Q that we filed with the SEC on November 9, 2007 for a discussion of the effect on us of recent developments in the mortgage market and Question 4, “What are the advantages and disadvantages of the Plan?” beginning on page 8 of this prospectus, in addition to the other information contained or incorporated by reference in this prospectus. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Statements” on page 1 of this prospectus.

The occurrence of recent adverse developments in the mortgage finance and credit markets has impacted our business and our stock price.

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In recent months, the mortgage industry has come under enormous pressure due to numerous economic and other factors. Many companies operating in the mortgage sector have failed and others are facing serious operating and financial challenges. We faced significant challenges during the third quarter of 2007 due to adverse conditions in the mortgage industry, and there is no assurance that these conditions have stabilized or that they will not worsen. Recent adverse changes in the mortgage finance and credit markets have eliminated or reduced the availability of significant sources of funding for us. Beginning in August 2007, the fair value of our ARM Assets as well as our hedging instruments declined, our margin requirements increased and we sold a significant amount of assets and terminated interest rate swap agreements in order to reduce our exposure to margin calls on recourse borrowings and hedging transactions. The price of our Common Stock has declined significantly as a result of these events. There is no assurance that our stock price will not continue to experience significant volatility.

We face increasing competition in our market from banks and other financial institutions.

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We may not be able to compete effectively in our lending markets, which could adversely affect our results of operations. Our lending markets are highly competitive. The increasingly competitive environment is a result of changes in the availability and terms of credit in the mortgage finance market. Banks have greater access to alternative sources of mortgage financing such as FDIC-insured deposits and Federal Home Loan Bank products which are not available to us. Financial institutions that are larger than we are may have greater access to capital markets, may be able to offer products similar to ours at lower costs and may offer a broader array of services. Increased competition may result in a decrease in our loan originations or a higher cost to originate loans.

ARM yields change as short-term interest rates change.

•	When short-term interest rates are low, the yields on our ARM Assets will be low, reducing our return on equity.

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We own ARM Assets tied to various interest rate indices. If the interest rate indices applicable to our ARM Assets change independently of other market interest rates, our ARM yields, spreads and earnings may be adversely affected.

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We own ARM Assets with various repricing or interest rate adjustment frequencies. The yields on these assets also may respond to changes in their underlying indices on a delayed basis due to borrower notification requirements. As a result, our yields and earnings on these assets could be temporarily below our longer-term expectations.

Book value changes as interest rates change.

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Increases in interest rates may result in a decline in the fair value of our ARM Assets that may not be fully offset by the value of our hedging instruments. A decrease in the fair value of our ARM securities may result in a reduction of our book value due to the accounting standards that we are required to follow.

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The fair value of the hedging instruments we use to manage our interest rate risk may decline during periods of declining interest rates and may not be fully offset by increases in the value of our ARM Assets, adversely affecting our book value because of the accounting standards that we are required to follow.

We borrow money to fund the purchase of additional ARM Assets. A significant contributor to our earnings is the interest spread between the yield on our ARM Assets and the cost of our borrowings.

•	All of the risks highlighted above could be magnified because we use borrowed funds to acquire additional ARM Assets for our portfolio.

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Our ability to borrow and our cost of borrowing could be adversely affected by deterioration in the quality or fair value of our ARM Assets or by the general availability of credit in the mortgage finance market.

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We borrow funds in the reverse repurchase agreement market and the commercial paper market, and through whole loan financing facilities, based on the fair value of our ARM Assets less a margin amount. If the fair value of our ARM Assets declines, the lender’s opinion about the fair value of our ARM Assets changes or our margin requirements increase, we could be subject to margin calls that would require us to either pledge additional ARM Assets as collateral or reduce our borrowings. If we did not have sufficient unpledged assets or liquidity to meet these requirements, we may need to sell assets under adverse market conditions or at losses to satisfy our lenders. Alternatively, the lender may terminate the lending agreement and sell the assets without our knowledge.

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Our borrowings are tied primarily to the LIBOR interest rates, while our assets may be indexed either to LIBOR or to various other interest rate indices. If these other short-term indices move differently than LIBOR, our earnings could be adversely affected to the extent of the difference.

•

Our calculation of Effective Duration and Net Effective Duration are estimates based on assumptions about the expected behavior of our assets, liabilities and hedging instruments that may prove to be empirically incorrect, and our Effective Duration and Net Effective Duration change with every change in interest rates. As a result, our actual exposure to changes in interest rates could be different than that implied by our Effective Duration calculation. For purposes of this prospectus, the definitions of Effective Duration and Net Effective Duration have the same meaning as that found in the Glossary beginning on page 67 of our Quarterly Report on Form 10-Q for the period ended September 30, 2007.

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The interest rate adjustment or repricing characteristics of our ARM Assets and borrowings may not be perfectly matched. Rising interest rates could adversely affect our earnings and dividends if the interest payments that we must make on our borrowings rise faster than the interest income we earn on our ARM Assets. Declining interest rates could adversely affect our earnings and dividends if the interest income we receive on our ARM Assets declines more quickly than the interest payments that we must make on our borrowings. In general, the interest rates on our borrowings adjust more frequently than the interest rates on our ARM Assets.

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Some of our ARM Assets have caps that limit the amount that the interest rate can change for a given change in an underlying index. Our borrowings do not have similar limitations. If the interest rate change on our ARM Assets is limited while the interest rates on our borrowings increase, our portfolio margins and earnings may be adversely affected.

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We employ various hedging and funding strategies to minimize the adverse impact that changing interest rates might have on our earnings, but our strategies may prove to be less effective in practice than we anticipate, or our ability to use such strategies may be limited due to our need to comply with federal income tax requirements that are necessary to preserve our REIT status.

Our mortgage assets may be prepaid at any time at the borrower’s option.

•	Mortgage prepayment rates typically rise during falling interest rate environments. If mortgages prepay, the prepayment proceeds may be invested in lower yielding assets, thus reducing earnings.

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Mortgage prepayment rates typically fall during rising interest rate environments. If mortgages do not prepay, we would have less cash flow to use to purchase new mortgage assets in a higher interest rate environment, potentially adversely affecting earnings.

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We purchase and originate ARM Assets at prices greater than par. We amortize the premiums over the expected life of the ARM Asset. To the extent that we have purchased such assets, our yields, spreads and earnings could be adversely affected if mortgage prepayment rates are greater than anticipated at the time of acquisition because we would have to amortize the premiums at a faster rate.

We acquire Hybrid ARM Assets that have fixed interest rate periods.

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A decline in interest rates may result in an increase in prepayment of our Hybrid ARM Assets, which could cause the amount of our fixed rate financing to increase relative to the total amount of our Hybrid ARM Assets. This may result in a decline in our net spread on Hybrid ARM Assets as replacement Hybrid ARM Assets may have a lower yield than the assets that are paying off.

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An increase in interest rates may result in a decline in prepayment of our Hybrid ARM Assets, requiring us to finance a greater amount of Hybrid ARM Assets than originally anticipated at a time when interest rates may be higher, which would result in a decline in our net spread on Hybrid ARM Assets.

We originate and acquire ARM loans and ARM securities and have risk of loss due to mortgage loan defaults or fraud.

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The ability of our borrowers to make timely principal and interest payments could be adversely affected by changes in their personal circumstances, a rise in interest rates, a recession, declining real estate property values or other economic events, resulting in losses to us.

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If a borrower defaults on a mortgage loan that we own and if the liquidation proceeds from the sale of the property do not cover our loan amount and our legal, broker and selling costs, we would experience a loss.

•	We bear the risk of loss on loans we have originated or acquired due to hazard losses such as earthquakes, floods, fires or similar hazards, unless the homeowner had insurance for such hazards.

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We could experience losses if we fail to detect fraud, where a borrower or lending partner has misrepresented its financial situation or purpose for obtaining the loan, or an appraisal misrepresented the value of the property collateralizing our loan.

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We purchase ARM securities that have various degrees of third-party credit protection and are rated at least investment grade at the time of purchase. It is possible that default and loan loss experience on the underlying securitized loans could exceed any credit enhancement, subjecting us to risk of loss.

Our mortgage loan originations are dependent on external factors.

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We rely on third-party providers who specialize in the underwriting, processing, servicing, closing and warehousing of mortgage loans. We are dependent upon the availability and quality of the performance of such providers and we cannot guarantee that they will successfully perform the services for which we engage them.

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As a mortgage lender, we are subject to changes in consumer and real estate-related laws and regulations that could subject us to lawsuits or adversely affect our profitability or ability to remain competitive.

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We must comply with the applicable licensing and other regulatory requirements of each jurisdiction in which we are authorized to lend. We are subject to examination by each such jurisdiction, and if it is determined that we are not in compliance with the applicable requirements, we may be fined and our license to lend may be suspended or revoked.

•	We are competing for mortgage loans against much larger, better-known mortgage originators that could affect our ability to acquire or originate ARM Assets at attractive yields and spreads.

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ARM Assets may not always be readily available for purchase or origination in the marketplace at attractive yields because their availability is somewhat dependent on the relationship between 30-year fixed-rate mortgage rates and ARM rates.

Our REIT tax status creates certain risks.

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The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. A failure to qualify as a REIT could subject our earnings to taxation at regular corporate rates, thereby reducing the amount of money available for distributions to our shareholders and for payment of principal and interest on our borrowings.

•	The REIT tax rules require that we distribute the majority of our earnings as dividends, leaving us limited ability to maintain our future dividend payments if our earnings decline.

•	Because we must distribute the majority of our earnings to shareholders in the form of dividends, we have a limited amount of capital available to internally fund our growth.

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Additionally, because we cannot retain earnings to grow, we must issue additional shares of stock to grow, which could result in the dilution of our outstanding stock and an accompanying decrease in its market price.

•	Changes in tax laws related to REIT qualifications or taxation of dividends could adversely affect us.

The loss of the Investment Company Act exemption could adversely affect us.

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We conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. If we were to become regulated as an investment company, we would not be able to operate as we currently do.

We are dependent on certain key personnel.

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We are dependent upon the efforts of Garrett Thornburg, the Chairman of our Board of Directors and our Chief Executive Officer, Larry A. Goldstone, our President and Chief Operating Officer, Clarence G. Simmons, III, our Senior Executive Vice President and Chief Financial Officer, Joseph H. Badal, our Senior Executive Vice President and Chief Lending Officer and Paul Decoff, our Senior Executive Vice President and successor Chief Lending Officer, all of whom are also key officers and employees of the Manager. The loss of any of their services could have an adverse effect on our operations.

Some of our directors and officers have ownership interests in the Manager, which may create conflicts of interest.

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The Manager is entitled to receive performance-based compensation based on our annualized return on equity. Undue emphasis placed on maximization of our short-term return on equity at the expense of other criteria could result in increased risk to our long-term return on equity.

We may change our policies without shareholder approval.

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Management recommends and the Board of Directors establishes all of our operating policies, including our investment, financing and dividend policies. Our Board of Directors has the ability and authority to revise or amend those policies without shareholder approval.

Our technology infrastructure and systems are critical to our success.

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Our ability to originate, acquire and purchase ARM Assets and manage the related interest rate risks and credit risks is critical to our success and is highly dependent upon the efficient and uninterrupted operation of our computer and communications hardware and software systems. Some of these systems are located at our facility and some are maintained by third party vendors. Any significant interruption in the availability and functionality of these systems could harm our business.

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Although we believe we have taken appropriate measures to provide for the security of our systems, our security measures may not effectively prohibit others from obtaining improper access to our information. If a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and harm our reputation.

DESCRIPTION OF PLAN

The Plan consists of the following questions and answers. Your participation in the Plan is entirely voluntary and you may terminate your participation at any time. If you do not wish to participate in the Plan, you will receive cash dividends on your shares of Company Stock, if and when declared by our Board of Directors. The payment of dividends on Company Stock is at the discretion of our Board of Directors. The timing and amount of future dividends, if any, will depend on our earnings, our cash requirements, our financial condition, applicable government regulations and other factors deemed relevant by our Board of Directors.

1. What is the purpose of the Plan?

The Plan provides Shareholders with a convenient and economical way to purchase shares of Common Stock by reinvesting the cash dividends paid on all or a portion of their holdings of Company Stock in additional shares of Common Stock. Shareholders may also invest funds in Common Stock through Optional Cash Purchases of not less than $100 per month and not more than $10,000 per month (except in cases covered by a request for waiver (“Request for Waiver”), as discussed in Question 10). Persons who are not currently Shareholders may make Initial Cash Purchases of not less than $500 and not more than $10,000 (except in cases covered by a Request for Waiver) to purchase shares of Common Stock under the Plan. The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in our Common Stock. We may also use the Plan to raise additional capital through the direct sale of our Common Stock to Shareholders or new investors, who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the cash purchase feature of the Plan will allow for these sales.

2. Who will administer the Plan?

American Stock Transfer & Trust Company (the “Administrator”) administers the Plan. As the agent for participants in the Plan (“Participants”), the Administrator will establish an account for each Participant and will send each Participant a statement of his or her account confirming any transaction and the resulting share balance in the account, as well as quarterly statements containing year-to-date summaries of the account. The Administrator also performs other duties related to the Plan, including the safekeeping of shares purchased for Participants. See Question 13. The Administrator also acts as the dividend disbursing agent, transfer agent and registrar for the Company Stock.

3. What options are available under the Plan?

If you are a Shareholder and elect to participate in the Plan, you may have cash dividends paid on all or a portion of your shares of Company Stock automatically reinvested in Common Stock. See Question 8. You may also make Optional Cash Purchases to purchase Common Stock, subject to a minimum investment of $100 per month and a maximum investment of $10,000 per month. If you are a new investor, you may make an Initial Cash Purchase, subject to a minimum investment of $500 and a maximum investment of $10,000. See Question 9. We may permit Optional Cash Purchases and Initial Cash Purchases (collectively, “Cash Purchases”) in greater amounts, at our sole discretion. See Question 10.

Shares of Common Stock purchased by the Administrator under the Plan may be, at our sole discretion, newly-issued shares purchased directly from us or shares purchased in the open market or in privately negotiated transactions. We may establish a discount ranging from 0% to 5% below the relevant market price for shares purchased directly from us under the Plan. Any discount that we may establish with respect to Cash Purchases of $10,000 or less per month may differ from any discount that we may establish with respect to the reinvestment of dividends. We may change or discontinue any discount rate that we may establish, from time to time at our sole discretion, without prior notice to Participants, after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. We may establish a different discount ranging from 0% to 5% (the “Waiver Discount”) with respect to shares purchased from us for Cash Purchases exceeding $10,000 per month that we have approved pursuant to a Request for Waiver. We may also, without prior notice to Participants, change our determination that shares of Common Stock will be purchased by the Administrator directly from us or in the open market. We will not offer a discount on shares purchased under the Plan in the open market or in privately negotiated transactions.

4. What are the advantages and disadvantages of the Plan?

The primary advantages of participating in the Plan are as follows:

•	You may automatically reinvest cash dividends paid on all or a portion of your holdings of Company Stock in additional shares of Common Stock.

•

You may also invest in shares of Common Stock by making Cash Purchases, subject to a minimum and maximum amount. You may make Cash Purchases by check, money order, electronic funds transfer from a pre-designated bank account or wire transfer (for a Cash Purchase pursuant to a Request for Waiver only—see Question 10). You may make Cash Purchases occasionally or at regular intervals. You may make Cash Purchases even if you do not elect to participate in the Plan’s dividend reinvestment option. You may make Cash Purchases whether you currently own Company Stock or are a new investor.

•

Shares of Common Stock purchased directly from us under the Plan will be issued without a sales commission and may be issued at a discount rate from the relevant market price. If the shares of Common Stock are purchased in the open market, we will pay brokerage fees or commissions of up to 5% of the purchase price of the shares of Common Stock. We will direct the Administrator not to make open market purchases that would result in fees or commissions in excess of 5% of the purchase price. However, in the event that fees or commissions in excess of 5% of the purchase price are incurred in open market purchases, Participants will pay any such excess fees or commissions. No discount will apply to open market purchases or to privately negotiated purchases of Common Stock.

•

Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all such shares, including fractional shares, will be used to purchase additional shares of Common Stock, unless you specify otherwise by contacting the Administrator, you withdraw from the Plan or the Plan is terminated.

•	You may direct the Administrator to transfer, at any time at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person.

•

The Plan offers a “share safekeeping” service that allows you to deposit your Company Stock certificates with the Administrator at no cost and to have your ownership of Common Stock purchased under the Plan maintained on the Administrator’s records in uncertificated form as part of your Plan account, if you so desire.

•

You will receive statements containing year-to-date information on all Plan transactions in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

The primary disadvantages of participating in the Plan are as follows:

•

Your investment in shares of Common Stock purchased under the Plan is not different from any investment in shares that you purchase directly. We cannot assure you of a profit or protect against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

•

If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of Common Stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See “Federal Income Tax Considerations.”

•

You will not know the price of the shares of Common Stock that you are purchasing under the Plan at the time you authorize a Cash Purchase or elect to have your dividends reinvested. You will have limited control over the specific timing of purchases and sales of Common Stock under the Plan and, therefore, your investments may be exposed to changes in market conditions.

•

We may, at our sole discretion, without prior notice, change our determination as to whether shares of Common Stock will be purchased by the Administrator directly from us or through open market or privately negotiated purchases. No discount rate will be applied on shares purchased under the Plan in the open market or in privately negotiated purchases. We may also, without prior notice, lower or eliminate any discount rate that we have established for shares to be purchased directly from us for future investment periods. As a result, you will be unable to depend on the availability of a market discount for shares acquired under the Plan. Although we will direct the Administrator not to make open market purchases that would result in fees or commissions in excess of 5% of the purchase price, in the event that fees or commissions in excess of 5% of the purchase price are incurred in open market purchases, you will pay any such excess fees or commissions.

•	No interest will be paid on funds that the Administrator holds pending investment or that may ultimately be returned to you. See Questions 9 and 11.

•	The purchase price for shares of Common Stock purchased under the Plan may exceed the price of acquiring shares of Common Stock on the open market at any given time on the actual purchase date.

5. Who is eligible to participate?

If you are a registered holder of shares of Company Stock meaning that the shares are registered in your name on the Company’s stock transfer books, you may participate immediately by completing the Authorization Form which will appoint the Administrator as your agent and which will direct us to pay to the Administrator cash dividends, if and when declared by our Board of Directors, on all or a specified number of shares of Company Stock that you own or that are credited to your Plan account. The Authorization Form directs the Administrator to purchase on the relevant date of reinvestment of dividends (the “Dividend Reinvestment Date”) additional shares of Common Stock with such dividends. The Authorization Form also directs the Administrator to purchase on the relevant date of investment of the Cash Purchases (the “Cash Purchase Investment Date”) additional shares of Common Stock for any Cash Purchases that you choose to make, subject to a minimum investment of $100 per month (minimum initial investment of $500 for new investors) and a maximum investment of $10,000 per month. The anticipated Dividend Reinvestment Dates for holders of Common Stock and Cash Purchase Investment Dates for the remainder of 2007 through 2009 are set forth on Schedule A, subject to change at our sole discretion. The Administrator will continue to automatically reinvest all subsequent dividends paid on shares that are held in your Plan account unless you specify otherwise by contacting the Administrator, you withdraw from the Plan, or the Plan is terminated.

If you are a beneficial holder of shares of Company Stock, meaning that your shares are registered in a name other than your name (for example, if they are held through a brokerage account or by a bank or other nominee), you should either (i) direct your broker, bank or other nominee in whose name your shares are held to transfer some or all of the Company Stock into your own name or (ii) arrange with your broker, bank or other nominee to participate in the Plan on your behalf.

If you do not currently own any shares of Company Stock, you can participate by making an Initial Cash Purchase through the Plan directly or if you wish to purchase through a broker, bank or other nominee, have your broker, bank or nominee contact the Administrator for instructions on how to participate on your behalf.

6. What is the source of shares of Common Stock to be purchased under the Plan?

All dividends reinvested through the Plan and all funds for Cash Purchases will be used to purchase, at our sole discretion, shares of Common Stock directly from us, or in the open market or in privately negotiated transactions. We may change our determination regarding the source of shares to be purchased at any time without notice to Participants. Shares to be purchased directly from us will consist of authorized but unissued shares of Common Stock.

7. At what price will shares of Common Stock be purchased?

With respect to dividend reinvestment purchases:

•

If the shares are purchased directly from us, the purchase price will be the average of the high and low sales prices quoted on the NYSE on the Dividend Reinvestment Date, subject to any discount rate (ranging from 0% to 5%) as we shall determine at our sole discretion. No sales commissions will apply to such shares. The discount rate will apply uniformly to all dividend reinvestments by Participants on any given Dividend Reinvestment Date.

•

If the shares are purchased in the open market or in privately negotiated transactions, the purchase price will be 100% of the weighted average of the actual prices paid for all the shares of Common Stock purchased in connection with such purchases, without any discount. We will pay brokerage fees or sales commissions in connection with such purchases of up to 5% of the purchase price of the shares. We will direct the Administrator not to make open market purchases that would result in fees or commissions in excess of 5% of the purchase price. However, in the event that fees or commissions in excess of 5% of the purchase price are incurred in open market purchases, Participants will pay any such excess fees or commissions.

With respect to Cash Purchases of $10,000 or less:

•

If the shares are purchased directly from us, the purchase price will be the average of the high and low sales prices quoted on the NYSE on the Cash Purchase Investment Date, subject to any discount rate (ranging from 0% to 5%) as we shall determine at our sole discretion. No sales commissions will apply to such shares. The discount rate will apply uniformly to all Cash Purchases of $10,000 or less by Participants on any given Cash Purchase Investment Date.

•

If the shares are purchased in the open market or in privately negotiated transactions, the purchase price will be 100% of the weighted average of the actual prices paid for all the shares of Common Stock purchased in connection with such purchases, without any discount. We will pay brokerage fees or sales commissions in connection with such purchases of up to 5% of the purchase price of the shares. We will direct the Administrator not to make open market purchases that would result in fees or commissions in excess of 5% of the purchase price. However, in the event that fees or commissions in excess of 5% of the purchase price are incurred in open market purchases, Participants will pay any such excess fees or commissions.

With respect to Cash Purchases in excess of $10,000 made pursuant to a Request for Waiver:

•

If the shares are purchased directly from us, the purchase price will be the average of the high and low sales prices quoted on the NYSE for each trading day during the applicable pricing period, subject to any Waiver Discount as we shall determine at our sole discretion. No sales commissions will apply to such shares.

•

If the shares are purchased in the open market or in privately negotiated transactions, the purchase price will be 100% of the weighted average of the actual prices paid for all the shares of Common Stock purchased in connection with such purchases, without any discount. We will pay brokerage fees or sales commissions in connection with such purchases of up to 5% of the purchase price of the shares. We will direct the Administrator not to make open market purchases that would result in fees or commissions in excess of 5% of the purchase price. However, in the event that fees or commissions in excess of 5% of the purchase price are incurred in open market purchases, Participants will pay any such excess fees or commissions.

8. How do I reinvest dividends?

You can choose to reinvest the cash dividends paid on all or a portion of the shares of Company Stock that you own or that are credited to your Plan account in additional shares of Common Stock, as explained below. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no limitation on the amount of dividends that you may reinvest. In order to begin participating, the Administrator must receive your Authorization Form on or before the second calendar day prior to the record date established for a particular dividend in order for funds to be invested on the Dividend Reinvestment Date relating to that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately two weeks. A schedule of the anticipated record dates for dividend payments on our Common Stock for 2008 and 2009 is set forth on Schedule A, subject to change at our sole discretion. Cash dividends paid on the Series C, Series D, Series E and Series F Preferred Stock that you own and that are registered in the Plan will be reinvested in shares of Common Stock on the payment dates of those preferred dividends and the Administrator must receive your Authorization Form on or before the second calendar day prior to the record dates established for those dividends. If the Administrator does not receive your form in the time period described above, reinvestment will begin on the Dividend Reinvestment Date immediately following the next record date.

If you elect to reinvest your dividends, you must choose one of the following options when completing the Authorization Form.

Full Dividend Reinvestment. You may purchase shares of Common Stock by reinvesting cash dividends received on all shares of Company Stock that you own and that are registered in the Plan under your name or are credited to your Plan account.

Partial Dividend Reinvestment. You may purchase shares of Common Stock by reinvesting cash dividends received on a specified number of shares of Company Stock that you own and that are registered in the Plan under your name or are credited to your Plan account. You will continue to receive cash dividends, if and when declared by our Board of Directors, on the remainder of the shares of Company Stock that you own and that are not registered in the Plan.

You may change your investment options at any time by submitting a new Authorization Form to the Administrator.

9. How do I make a Cash Purchase?

If you already own shares of Company Stock and participate in the Plan, you can send the Administrator a check or money order for Optional Cash Purchases of not less than $100 per month and not more than $10,000 per month. If you do not already own shares of Company Stock, you can send the Administrator a completed Authorization Form and a check or money order for an Initial Cash Purchase of not less than $500 and not more than $10,000. You may also make Cash Purchases by electronic funds transfer from a pre-designated bank account, and, for a Cash Purchase pursuant to a Request for Waiver (see Question 10), by wire transfer. You may also make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your bank account by electronic funds transfer, by contacting the Administrator or us or by accessing the Administrator’s website at www.amstock.com and following the simple instructions contained therein. Funds will be withdrawn from your bank account on the 14th day of each month (or the next following business day if the 14th is not a business day). Cash Purchases may not exceed $10,000, unless we approve a Request for Waiver in writing. Please see Question 10 regarding our criteria for granting a Request for Waiver.

In order for funds to be invested on the next immediate Cash Purchase Investment Date, you must submit to the Administrator by the designated cash purchase due date (the “Cash Purchase Due Date”) (i) a completed Authorization Form (if you are not already enrolled as a Participant); and (ii) a check, money order, electronic funds transfer from a bank account that you designate or wire transfer (for a Cash Purchase pursuant to a Request for Waiver only) although we may, at our sole discretion, accept such funds after the Cash Purchase Due Date. Funds must clear before the related Cash Purchase Investment Date. Wire transfers may be used only if the Administrator verbally approves them in advance. You may call the Administrator toll-free at (877) 366-6442 for instructions relating to wire transfers and electronic funds transfers. Checks or money orders should be made payable to “American Stock Transfer & Trust Company—TMA Dividend Reinvestment and Stock Purchase Plan.” If you submit funds for a Cash Purchase after the Cash Purchase Due Date, the Administrator will hold the funds until the next immediate Cash Purchase Investment Date, unless you otherwise instruct the Administrator. If you decide not to make a Cash Purchase after you have submitted funds to the Administrator, you may make a written request to the Administrator no later than two business days prior to the Cash Purchase Investment Date and funds for a Cash Purchase not already invested under the Plan will be canceled or returned to you as soon as practicable. However, in the latter event, the Administrator will not refund a check or money order until the Administrator has actually received the funds. Accordingly, such refunds may be delayed up to three weeks. No interest will be paid on funds that the Administrator holds pending investment or return to the Participant. The anticipated Cash Purchase Due Dates for the remainder of 2007 through 2009 are set forth on Schedule A, subject to change at our sole discretion.

After you have submitted an initial Authorization Form, you do not need to submit additional Authorization Forms. You may choose to make Cash Purchases monthly or periodically and you may make Cash Purchases even if you do not participate in the dividend reinvestment option of the Plan.

At our sole discretion, we may aggregate all Plan accounts that we believe to be under the common control or management of a Participant for purposes of determining applicable investment limitations. We may also aggregate all Cash Purchases for Participants with more than one account using the same name, address or social security or taxpayer identification number. In the event that we determine such aggregation would exceed the limits that we have established for investment under the Plan, the Administrator will return, without interest, as promptly as practicable, any amount in excess of the investment limitations.

10. How do I make Cash Purchases over the maximum monthly amount?

Cash Purchases in excess of $10,000 per month may be made only pursuant to a Request for Waiver that we have approved in writing and only if we have decided to consider granting Requests for Waiver in any given month. The Request for Waiver should specify the proposed investment amount, the proposed pricing period and the proposed investment date(s). We must receive a Request for Waiver at our corporate address, or via facsimile at (505) 954-5300, no later than 2:00 p.m. eastern time on the second business day prior to the first day of the proposed pricing period. We anticipate that we will respond to each Request for Waiver by the close of business (7:00 p.m. eastern time) on the second business day prior to the first day of the proposed pricing period. Unless we agree otherwise, no later than the first business day prior to the first day of the approved pricing period, the Administrator must receive good funds as directed on the Request for Waiver form and the approved Request for Waiver. You may call us toll-free at (888) 898-8698 to find out if we are accepting Requests for Waiver in any given month and to obtain Request for Waiver forms.

In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares directly from us or acquiring shares from third parties in the open market or in privately negotiated transactions, our need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock under the Plan, the applicant submitting the request, the extent and nature of such applicant’s prior participation in the Plan, the number of shares of Common Stock held by such applicant and the aggregate amount of Cash Purchases for which Requests for Waiver have been submitted by all applicants. If such requests are submitted for any particular investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we, at our sole discretion, determine to be appropriate.

11. What additional provisions apply to Cash Purchases made pursuant to a Request for Waiver?

Threshold Price. In any month in which we decide to consider granting Requests for Waiver, we may establish a minimum purchase price per share of Common Stock (the “Threshold Price”) applicable to shares purchased directly from us pursuant to any Requests for Waiver that we approve in that month. We will establish any Threshold Price at our sole discretion after a review of current market conditions, the level of participation in the Plan and our need for additional funds. You may call us toll-free at (888) 898-8698 to find out if we have set a Threshold Price for any particular month and, if so, to obtain the amount. The Threshold Price will be a stated dollar amount that the average of the high and low sales prices of the Common Stock as quoted on the NYSE for each trading day of the relevant pricing period in any approved Request for Waiver must equal or exceed. We will exclude from such pricing period and from the determination of the purchase price of all Cash Purchases made pursuant to approved Requests for Waiver during such pricing period any trading day within such pricing period for which the Threshold Price is not satisfied. For each trading day of the relevant pricing period on which the Threshold Price is not satisfied, the Administrator will return a pro rata portion of the Participant’s investment funds to the Participant without interest. Thus, for example, if the Threshold Price is not satisfied for three trading days out of a twelve-day pricing period, then three-twelfths (i.e., 25%) of the Participant’s investment funds will be returned to the Participant without interest. A “trading day” means any day on which trades in TMA are quoted on the NYSE.

Waiver Discount. In any month in which we decide to consider granting Requests for Waiver, we may establish a Waiver Discount applicable to shares purchased directly from us pursuant to any Requests for Waiver that we approve in that month. The Waiver Discount will range from 0% to 5% and is subject to change for future investment periods or complete discontinuance, at our sole discretion, without prior notice to Participants, after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. The Waiver Discount will apply uniformly to the full amount of all Cash Purchases made pursuant to approved Requests for Waiver for a particular investment date. You may call us toll-free at (888) 898-8698 to find out if we have set a Waiver Discount for any particular month and, if so, to obtain the rate.

We will not establish a Threshold Price or Waiver Discount for shares that are not purchased directly from us.

12. How do you determine the discount rate for purchases of shares of Common Stock directly from the Company?

At least three business days prior to the Cash Purchase Investment Date each month, we will determine the discount rate, if any, for shares purchased directly from us for Cash Purchases of $10,000 or less. We may change or discontinue such discount rate, which will range from 0% to 5%, at any time and without prior notice to Participants, after we review current market conditions, the level of participation in the Plan, and our current and projected capital needs. We may establish a different Waiver Discount ranging from 0% to 5% for shares purchased from us for Cash Purchases exceeding $10,000 per month that we have approved pursuant to a Request for Waiver (see Question 11). You may call us toll-free at (888) 898-8698 regarding the discount rates for Cash Purchases and dividend reinvestments, if any, as well as the Waiver Discount, if any.

13. Will I receive certificates for shares of Common Stock purchased under the Plan?

No, because the Plan provides for share safekeeping. For your convenience, the Administrator will register shares of Common Stock purchased under the Plan in your name in non-certificated form and maintain them in your account, at no cost to you. Safekeeping protects your shares against loss, theft or accidental destruction. You may, however, request a stock certificate from the Administrator at any time, free of charge, for any of the whole shares of Common Stock in your account by writing a letter of instruction to the Administrator. Each certificate issued will be registered in the name or names in which the account is maintained, unless you otherwise instruct in writing. If the certificate is to be issued in a name other than the name on your account, you must have your signature guaranteed by a commercial bank or a broker. Certificates for fractional shares of Common Stock will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares of Common Stock remaining in your account and will automatically be reinvested unless you specify otherwise to the Administrator, you withdraw from the Plan or the Plan is terminated.

You may deposit currently held certificates of Company Stock registered in your name with the Administrator for credit under the Plan, at no cost to you, thus protecting your shares against loss, theft or destruction of the certificate. You may not pledge or assign shares of Company Stock credited to your account and any attempted pledge or assignment will be void. If you wish to pledge or assign shares of Company Stock credited to your account, you must first withdraw such shares from the account.

14. Can I transfer or give gifts of shares of Common Stock in my Plan account to others?

Yes, you may transfer or give gifts of shares of Common Stock in your Plan account to anyone you choose by requesting a gift/transfer form from the Administrator, at any time and at no cost to you, and submitting the completed form to the Administrator.

15. How do I sell shares of Common Stock in my Plan account?

You can sell shares of Common Stock in your Plan account by contacting the Administrator. The Administrator will record sales orders on the date of receipt and process them as soon as practicable after receipt. The Administrator will send you a check for the proceeds of the sales less any applicable fees and any required tax withholdings. The Administrator will not issue you a check if the amount of the sale proceeds is less than the amount of the applicable fees and/or taxes. Currently, the Administrator charges a fee of $15.00 per transaction for the sale of full and/or fractional shares and a brokerage commission of $0.10 per share. All fees are subject to change at any time.

16. How can I vote shares of Common Stock in my Plan account?

You will receive proxy materials for all shares of Common Stock, full and fractional, in your Plan account. You may vote your shares by any means specified in the proxy materials.

17. If the Company has a rights offering, stock split or stock dividend related to the Common Stock, how will my entitlement be computed?

Any stock dividends or stock split shares that we distribute on shares of Common Stock held for you by the Administrator will be credited to your Plan account. In the event that we initiate a rights offering to purchase additional shares of Common Stock or other securities, you will receive appropriate instructions in connection with all such rights directly from the Administrator in order to permit you to determine what action to take.

18. What provisions are made for non-U.S. residents?

Cash Purchases from non-U.S. residents must be in United States currency and will be invested in the same manner as investments from U.S. investors. Each investor is responsible for reviewing the applicable laws of his or her country of residence prior to investing in our Common Stock. All dividends will be subject to withholding at the rate of 30%, subject to reduction under the terms of any applicable tax treaty provisions.

19. How will I keep track of investments in my Plan account?

The Administrator will send you a transaction notice confirming the details of each transaction you make and itemizing year-to-date investment activity, within a reasonable time after such transaction. The Administrator will also send you quarterly statements summarizing year-to-date investment activity in your account.

20. What about taxes?

You are responsible for any taxes which may be payable on dividends whether they are reinvested under the Plan or paid in cash. Additionally, under current tax rulings, your pro rata portion of the trading fees that we pay to purchase shares in the open market and any purchase discounts (unless you participate only in the Cash Purchase feature of the Plan) will be considered taxable income to you. The Administrator will send a Form 1099-DIV to you and the Internal Revenue Service (the “IRS”) after each year-end, reporting all dividend income you received during the year on Company Stock, including any dividends reinvested, purchase discounts (if applicable) and pro rata portion of trading fees that we pay to acquire shares in the open market. See the discussion below under “Federal Income Tax Considerations” for more information regarding taxes.

21. How can I terminate my participation in the Plan?

You may withdraw entirely from the Plan by giving written notice of termination to the Administrator. The Administrator must receive your termination notice at least two business days prior to any dividend record date or Cash Purchase Investment Date to avoid the reinvestment of any current dividends or the investment of any funds received from you for Cash Purchases. The Administrator may terminate your account by mailing you a written notice. Upon any such termination, you will receive a certificate for the full shares of Common Stock held in your account and a check for any fractional shares based on the current market value less any brokerage commissions, transfer taxes and transaction fees. Thereafter, future dividends will be sent directly to you by check. If you so request, the Administrator will sell all shares of Common Stock held under the Plan, deduct applicable fees and taxes and deliver the proceeds to you. The Administrator will not issue you a check if the amount of the sale proceeds is less than the amount of the applicable fees and/or taxes. You will also receive the uninvested portion of any funds for Cash Purchases if the Administrator receives your termination notice at least two business days prior to the Cash Purchase Investment Date.

If you dispose of all shares of Company Stock represented by certificates registered in your own name, but do not give notice of termination under the Plan, the Administrator may continue to reinvest the dividends on the shares of Company Stock under the Plan until otherwise directed.

If you change your address, you must notify the Administrator immediately. If you move to a state where the shares of Common Stock offered pursuant to the Plan are not registered or exempt from registration under applicable securities laws, we may terminate your participation in the Plan.

22. Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time. We will send you a written notice of any such action as soon as practicable after we take such action. However, if we terminate the Plan for the purpose of establishing a new plan, you will automatically be enrolled in the new plan and shares credited to your account will be credited automatically to the new plan, unless prior to the effective date thereof, the Administrator receives notice of termination of your participation.

We also reserve the right to suspend or discontinue participation in the Plan by otherwise eligible holders or beneficial owners of Company Stock, or to deny participation in the Plan by new investors, in order to eliminate or prevent practices which are not consistent with the purposes of the Plan. We and the Administrator also reserve the right to change any administrative procedures of the Plan. The Administrator may appoint a successor administrator under the Plan at any time. We also reserve the right, without notice to you, to interpret and regulate the Plan as we deem necessary or desirable in connection with its operation.

23. What are the responsibilities of the Company and the Administrator?

Neither we nor the Administrator will be liable for any act committed in good faith or for any good faith omission to act, including, in the case of the Administrator, any claims of liability (1) arising out of failure to terminate any Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death and (2) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant’s account and the times at which such purchases or sales are made.

The Administrator will mail all notices to you at your last address of record, which will satisfy the Administrator’s responsibility to give notice.

24. What if I have questions about the Plan?

You should direct any questions that you have regarding the Plan, your Plan account, the sale of shares held in your Plan account or the issuance of stock certificates to the Administrator as follows:

(For sale of shares or issuance of stock certificates)
TMA Dividend Reinvestment and Stock Purchase Plan
c/o American Stock Transfer & Trust Company
P.O. Box 922, Wall Street Station
New York, New York 10269-0560

(For all other questions regarding the Plan or your account)
TMA Dividend Reinvestment and Stock Purchase Plan
c/o American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219

Toll-free telephone: (877) 366-6442
E-mail: info@amstock.com
Website: www.amstock.com

If you wish to contact us directly, you may write or call:

Thornburg Mortgage, Inc.
Dividend Reinvestment and Stock Purchase Plan
150 Washington Avenue, Suite 302
Santa Fe, New Mexico 87501
Toll-free telephone: (888) 898-8698
Facsimile: (505) 954-5300
E-mail: ir@thornburgmortgage.com
Website: www.thornburgmortgage.com

FEDERAL INCOME TAX CONSIDERATIONS

To qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), we must meet two gross income tests on an annual basis. First, we must derive at least 75% of our gross income on an annual basis from certain real estate-related sources including interest on obligations secured by real property. Second, we must derive at least 95% of our gross income each year from such real estate-related sources, and other types of passive income, including dividends, interest and gains from the sale of stock or securities not held for sale in the ordinary course of business. We recently terminated certain of our hedging instruments, and as a result we recognized a significant amount of income that will be nonqualifying for purposes of the 95% annual gross income test. In addition, the recent sale of certain other assets decreased our total qualifying 95% gross income for 2007. We have recently taken certain steps to reduce the amount of income that does not qualify for the 95% annual gross income test, including transferring to a Taxable REIT Subsidiary (defined below) certain instruments that had been producing nonqualifying income for purposes of the 95% annual gross income test.

We currently project that we will satisfy the 95% gross income test for 2007 by a narrow margin. We may, however, be forced to sell additional assets or terminate additional hedging transactions to meet liquidity needs and avoid interest rate exposure given the uncertainty in the mortgage market. Any such actions, in addition to actual results differing from projected results, could adversely affect our ability to meet the 95% gross income test for 2007. Accordingly, there is no assurance that the results of our operations for the current taxable year will allow us to satisfy the 95% annual gross income test. If we were to fail the 95% annual gross income test, we could be liable for a penalty tax or fail to maintain our qualification as a REIT, depending on whether the failure was determined to be based on reasonable cause. If we were unable to maintain our qualification as a REIT, our income would be subject to U.S. federal income taxation.

In the opinion of Heller Ehrman LLP, our counsel, commencing with our taxable year ended December 31, 1993, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to qualify as a REIT. Heller Ehrman LLP’s opinion is based on various assumptions and factual representations that we have made regarding the past and future conduct of our business, including a representation that we will satisfy the 95% gross income test for 2007. You should be aware that our qualification as a REIT depends upon our ability to meet various requirements imposed under the Code through actual operations. Our counsel will not review our operations, and we cannot give any assurance that actual operations will meet these requirements. You should also be aware that Heller Ehrman LLP’s opinion with respect to taxable years beginning prior to January 1, 2005, is based on the opinions of our prior counsel, Dechert LLP and Falk, Shaff & Ziebell, LLP. Further, the opinion of our counsel is based upon existing law, U.S. Department of Treasury regulations, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively, and is not binding on the IRS or any court.

The following discusses the material federal income tax considerations that relate to our treatment as a REIT and that apply to an investment in our Common Stock through participation in the Plan. This discussion pertains only to TMA and our shareholders and not to any Taxable REIT Subsidiaries, which operate as taxable entities. This summary deals only with Common Stock held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to individual investors or entities subject to special tax rules, such as:

•	dealers or traders in securities;

•	financial institutions;

•	insurance companies;

•	shareholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

•	shareholders whose functional currency is not the United States dollar;

•	tax-exempt organizations; or

•	foreign taxpayers.

This discussion is based upon the provisions of the Code and regulations, rulings and judicial decisions interpreting the Code as of the date of this prospectus, all of which are subject to changes occurring after that date. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below. We cannot give any assurance that the conclusions set out below would be sustained by a court if challenged by the IRS.

The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor’s purchase of our Common Stock. In brief, if detailed conditions imposed by the Code are met, an entity (a) that invests primarily in real estate assets, including mortgage loans, (b) that elects to be a REIT, and (c) that otherwise would be taxed as a corporation with limited exceptions, is not taxed at the corporate level on its taxable income that is currently distributed to its shareholders. This treatment eliminates most of the “double taxation” at the corporate level and then again at the shareholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its shareholders.

We urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

Federal Income Tax Considerations Related to the Plan

Reinvested Dividends. We will treat Participants in the dividend reinvestment feature of the Plan as having received for federal income tax purposes, on the Dividend Reinvestment Date, a distribution in an amount equal to the market price of the shares of Common Stock acquired with reinvested dividends (plus a pro rata portion of any brokerage costs incurred by us in open market or privately negotiated purchases of the shares of Common Stock). When shares of Common Stock are purchased directly from us, the amount of the distribution will be the market price of the shares of Common Stock on the Dividend Reinvestment Date as described in Question 7 of this prospectus, even if the Participant has acquired such shares of Common Stock at a discount. In effect, the amount of the distribution for tax purposes will equal the amount of the cash dividend plus the amount of any discount on the purchase of the shares of Common Stock (plus a pro rata portion of any brokerage costs incurred by us if the shares of Common Stock are purchased in the open market or in privately negotiated transactions). The above position is based on a number of authorities, including several private letter rulings issued by the IRS. We will continue to take this position notwithstanding that, in a recently issued private letter ruling, the IRS stated without explanation that the amount of the distribution was equal to the amount of the cash dividend that would have been received absent an election to participate in the Plan.

Shares of Common Stock acquired for Participants in the Plan will have an initial tax basis to the Participant equal to the amount the Participant is treated as having received as a distribution. The holding period for a share of Common Stock (including a fractional share) generally will begin on the day after the Dividend Reinvestment Date on which the share of Common Stock was acquired.

The reinvestment of dividends does not relieve the Participant of any income tax liability, and the amount of the distribution the Participant is treated as receiving will constitute a dividend to the same extent that a cash distribution would be so treated. Participants who are qualified pension or profit sharing plans or individual retirement accounts should be able to continue to exclude the reinvested dividends from unrelated business taxable income unless such Participants have borrowed to acquire their shares of Common Stock.

The Administrator will report to each Participant for tax purposes the distributions to be credited to his or her account. Such information will also be furnished to the IRS to the extent required by law. In addition, the Code imposes certain reporting obligations on brokers and other intermediaries. As a result, the Administrator will be required to report to the IRS and the Participant any sale of Common Stock that it undertakes on behalf of a Participant.

Cash Purchases. We will treat Participants who participate in the dividend reinvestment portion of the Plan and who also make Cash Purchases at any time during the calendar year as having received a distribution upon such Cash Purchases in an amount equal to the excess, if any, of the market price of the shares of Common Stock on the date on which they were acquired (plus a pro rata portion of the brokerage costs incurred by us in open market or in privately negotiated purchases) over the price paid for the Cash Purchases. This treatment is supported by published and private rulings issued by the IRS, and we will continue to take this position despite a recent IRS private letter ruling that concludes, without explanation, that no deemed distribution results from a cash purchase.

Shares of Common Stock purchased pursuant to a Cash Purchase election will have an initial tax basis to the Participant equal to the price paid by the Participant for the shares of the Cash Purchases plus the amount of dividend income recognized by the Participant as a result of any discount purchase. The holding period for a share of Common Stock (including a fractional share) generally will begin on the day after the date on which the share of Common Stock was acquired.

Based on a number of private letter rulings involving plans similar to ours, we will not treat a Participant who only makes Cash Purchases of Common Stock and does not participate in the dividend reinvestment portion of the Plan as having received a constructive distribution reflecting either the discount (if any) on the shares of Common Stock purchased or a pro rata share of any brokerage costs paid by us on behalf of the Participant. You should be aware, however, that the IRS did not explain in the private letter rulings its rationale for distinguishing between participants who participate only in the cash purchase portion of a plan and those who participate in both the cash purchase and dividend reinvestment aspects. No such rationale is readily apparent, particularly if the Participant is already a Shareholder. Furthermore, private letter rulings are not considered precedent by the IRS and therefore no assurance can be given that the IRS would take this position with respect to other transactions, including those under the Plan.

Federal Income Tax Considerations Related to Our Treatment as a REIT

General. We elected to become subject to tax as a REIT for federal income tax purposes effective for our taxable year ending on December 31, 1993, and we plan to continue to meet the requirements for taxation as a REIT. Based on existing law, we have operated in a manner consistent with our qualifying as a REIT under the Code and we believe that our organization and method of operation are such as to enable us to so qualify for this year and subsequent years.

There can be no assurance, however, that we will qualify as a REIT in any particular taxable year given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular taxable year, we will be subject to federal income tax as a regular domestic corporation, and our shareholders will be subject to tax in the same manner as shareholders of regular domestic corporations. In that event, we may be subject to a substantial income tax liability with respect to each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to our shareholders could be significantly reduced or eliminated. See “Failure to Qualify” below.

REIT Qualification Requirements. The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

Stock Ownership Requirements

We must meet the following stock ownership requirements:

•	Our capital stock must be transferable;

•	Our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

•

No more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals.

Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. These stock ownership requirements must be satisfied in each taxable year. Our Articles of Incorporation impose restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

Asset Requirements

We generally must meet the following asset requirements at the close of each quarter of each taxable year:

•	At least 75% of the value of our total assets must be “Qualified REIT Assets” (defined below), government securities, cash and cash items;

•	No more than 20% of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries (described below); and

•	Except for securities that are Qualified REIT Assets, securities in a Taxable REIT Subsidiary or “qualified REIT subsidiary,” and certain partnership interests and debt obligations:

•	No more than 5% of the value of our total assets may be securities of any one issuer;

•	We may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

•	We may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

“Qualified REIT Assets” generally include (among other assets) interests in mortgages on real property including the ARM assets that we acquire and hold, ownership interests in real property and shares in other REITs.

A “Taxable REIT Subsidiary” is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT Subsidiary. A Taxable REIT Subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code provides for a penalty on a REIT that imposes charges in excess of the arm’s length price in connection with contractual arrangements between a Taxable REIT Subsidiary and the parent REIT.

If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

Gross Income Requirements

We generally must meet the following gross income requirements for each taxable year:

•

At least 75% of our gross income must be derived from real estate sources, including interest income from mortgage loans, gain from the disposition of Qualified REIT Assets, and “qualified temporary investment income” (generally, income we earn from investing new capital in non-real estate assets, provided we received that income within one year of acquiring such new capital); and

•

At least 95% of our gross income for each taxable year must be derived from sources of income, including the types of gross income described just above, as well as dividends, interest, and gains from the sale of stock or securities not held for sale in the ordinary course of business.

The investments that we make and intend to make will give rise primarily to mortgage interest qualifying under the 75% annual gross income test.

In order to help ensure compliance with the 95% annual gross income test and the 75% annual gross income test, we intend to limit substantially all of the assets that we acquire, other than the stock of any Taxable REIT Subsidiary and qualified hedges, to Qualified REIT Assets. Our policy to maintain our REIT status may limit the type of assets, including hedging contracts, that we otherwise might acquire.

With respect to the gross income tests, the Code provides that for our taxable years beginning on or after January 1, 2005, except to the extent provided by Treasury regulations, our income from certain hedging transactions that are clearly identified as hedges under Section 1221 of the Code, including gain from the sale or disposition of such a transaction, will be excluded from gross income for purposes of the 95% annual gross income test to the extent the transaction hedges any indebtedness incurred or to be incurred by us to acquire or carry real estate assets, including mortgages.

Distribution Requirements

We must distribute to our shareholders on a pro rata basis each year an amount equal to:

•	90% of our taxable income before deduction of dividends paid and excluding net capital gain, plus

•	90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less

•	any “excess noncash income.”

We intend to make distributions to our shareholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

If we fail to meet the 90% distribution test as a result of an adjustment to tax returns by the IRS, by following certain requirements set forth in the Code, we may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. We would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. We generally distribute dividends equal to 100% of our taxable income to eliminate corporate level tax. As to our net capital gains, rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our shareholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the basis in their stock by the difference between their share of the capital gain and their share of the credit.

A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of:

•	85% of our “ordinary income,”

•	95% of our capital gain net income, and

•	income not distributed in earlier years.

Failure to Qualify. If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, thereby reducing our after-tax cash available for dividend distribution. If we are not a REIT, the Code would not require us to make distributions. If we fail to meet the requirements described above, we will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

•	We did not willfully fail to file a timely return with respect to the termination taxable year;

•	Inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

•	We establish that failure to meet requirements was due to reasonable cause and not willful neglect.

We may also voluntarily revoke our election, although we have no intention of doing so, in which event we will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

In addition to the foregoing, the Code also provides that if a REIT fails to satisfy one or more requirements for REIT qualification, other than by reason of a failure to comply with the provisions of the reasonable cause exception to the gross income tests and the provisions described above with respect to failure to comply with the asset tests, the REIT may retain its REIT qualification if the failures are due to reasonable cause and not willful neglect, and if the REIT pays a penalty of $50,000 for each such failure.

Taxation of TMA. In each year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our shareholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

•

If we fail to satisfy either the 75% or the 95% annual gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% annual gross income test multiplied by a fraction intended to reflect our profitability.

•

We will be subject to a tax of 100% on net income derived from any “prohibited transaction” which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

•

If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

•

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

•

If we acquire a built-in gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize built-in gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any built-in gain at the highest corporate income tax rate.

•	We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

•	Any Taxable REIT Subsidiary of ours will be subject to taxation on net income and will make distributions to us as its shareholder only on after-tax income.

Taxation of Shareholders. Unless you are a tax-exempt entity, distributions that we make to you, including distributions resulting from your participation in the Plan, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate shareholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction, as long as our REIT election is in effect.

Distributions that we designate as capital gain dividends generally will be taxable in your hands as long term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have and would be treated as unrelated business income for tax-exempt entity shareholders. (See the discussions under the captions “Taxation of Tax-Exempt Entities” and “Foreign Shareholders.”) We have consistently avoided, and intend to continue avoiding, the recognition of excess inclusion income. Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items.

Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year, generally are treated as if we had paid them and you had received them on December 31st of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in the stock, which gain or loss will be long term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long term capital loss to the extent of (1) any long term capital gain dividends you receive with respect to the stock and (2) your proportionate share of any long term capital gains that we retain (see the discussion under the caption “Distribution Requirements”).

If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

•	we will not be allowed to designate any distributions as capital gain dividends;

•

distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction, or, if paid to an individual shareholder, will be eligible for the 15% rate applicable to dividends; and

•	the excess inclusion income rules will not apply to you.

In the event that we ceased to be a REIT, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other shareholders could be significantly reduced or eliminated.

Information Reporting and Backup Withholding. For each calendar year, we will report to our domestic shareholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

•	are a corporation or come within another exempt category and demonstrate this fact when required; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

A domestic shareholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.

Taxation of Tax-Exempt Entities. Our stock is eligible for purchase by tax-exempt investors, such as pension plans, profit sharing plans, 401(k) plans, Keogh plans and individual retirement accounts, because we do not generate unrelated business income taxable to those types of entities.

The discussion under this heading only applies to you if you are a tax-exempt entity. In general, a tax-exempt entity that is a shareholder of our stock is not subject to tax on distributions. We have consistently avoided, and intend to continue to avoid, recognition of income that could cause an investment in our stock to generate unrelated business income for tax-exempt investors. The IRS has ruled that amounts distributed by a REIT to an exempt employees’ pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Any indebtedness that we incurred in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a shareholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of our stock, a portion of the dividends on such stock could be treated as unrelated trade or business income. Our charter generally prohibits the ownership of more than 9.8% of our stock by any one owner; therefore, we do not expect that any one pension or profit-sharing trust will acquire more than 10% of our stock.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our stock or securities will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these “set aside” and reserve requirements.

Foreign Shareholders. The preceding discussion does not address the federal income tax consequences to foreign shareholders, nonresident aliens and foreign corporations as defined in the Code, of an investment in our stock. In general, foreign shareholders will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of our stock. Foreign shareholders should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of our stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign shareholders. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign shareholders at a flat rate of 30% unless reduced or eliminated by an income tax treaty between the United States and the foreign shareholder’s country or unless the shares are held in connection with the foreign shareholder’s U.S.

business. Any income that a foreign shareholder recognized from an investment in our shares would not be eligible for reduced withholding to the extent that such income were treated as excess inclusion income. A foreign shareholder eligible for reduction or elimination of withholding must file an appropriate form with us (or the appropriate withholding agent) in order to claim such treatment.

State and Local Taxes. We are subject to state or local taxation in various jurisdictions, including those in which we transact business. Our shareholders are subject to state and local taxation in the jurisdiction in which they reside. The state and local tax treatment that applies to us and our shareholders may not conform to the federal income tax considerations discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be issued and sold directly by us through the Plan. We may sell Common Stock to shareholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares, including shares acquired pursuant to Requests for Waiver granted with respect to the Cash Purchase portion of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the NYSE under the symbol “TMA.” The difference between the price such owners pay us for Common Stock acquired under the Plan, after deduction of any applicable discount, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

From time to time, financial intermediaries may engage in positioning transactions in order to benefit from any applicable discount from the market price of Common Stock acquired from us under the Plan.

We will pay all fees and service charges in connection with shares of Common Stock purchased directly from us. We will pay brokerage fees and commissions of up to 5% of the purchase price incurred in connection with open market purchases of Common Stock under the Plan. We will direct the Administrator not to make open market purchases that would result in fees or commissions in excess of 5% of the purchase price. However, in the event that fees or commissions in excess of 5% of the purchase price are incurred in open market purchases, Participants will pay any such excess fees or commissions. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Administrator (if such resale is made by the Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes. Currently, the Administrator charges a fee of $15.00 per transaction for the sale of full and/or fractional shares and a brokerage commission of $0.10 per share. All fees are subject to change at any time.

Common Stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

USE OF PROCEEDS

We do not know the total number of shares of our Common Stock that ultimately will be purchased under the Plan or the prices at which such shares will be sold. We intend to use the net proceeds that we receive from the sale of any shares purchased directly from us for general corporate purposes. We will primarily use the net proceeds for financing the acquisition or origination of additional ARM assets and for liquidity needs. We may also use the proceeds for other general corporate purposes such as repayment of maturing obligations, redemption of outstanding indebtedness, financing the acquisition of assets other than ARM assets, capital expenditures and working capital. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short-term indebtedness.

INDEMNIFICATION

Our Articles of Incorporation obligate us to indemnify our directors and officers to the maximum extent permitted by Maryland law, as amended from time to time. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, if the proceeding is one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LIMITATION OF LIABILITY

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation provide for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law, as amended from time to time.

LEGAL MATTERS

Heller Ehrman LLP, Los Angeles, California will pass upon the validity of the Common Stock offered under the Plan. The opinion of counsel described under the heading “Federal Income Tax Considerations” is being rendered by Heller Ehrman LLP. This opinion is subject to various assumptions and is based on current tax law.

EXPERTS

The consolidated financial statements and financial statement schedule of the Company as of December 31, 2006 and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 incorporated herein have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect and copy such reports, proxy statements and other information at the public reference facilities that the SEC maintains in the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. This material can also be obtained from the SEC’s website at www.sec.gov. All reports, proxy statements and other information that we file with the SEC are also available by visiting our website at www.thornburgmortgage.com. Information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

We have filed a registration statement, of which this prospectus is a part, under the Securities Act, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the accompanying exhibits for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 9, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 8, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed on November 9, 2007;

•	Our Current Reports on Form 8-K filed on May 7, 2007, June 18, 2007, June 19, 2007, July 24, 2007, August 23, 2007, September 4, 2007, September 5, 2007, September 6, 2007 and October 22, 2007;

•	The description of our Common Stock included in our registration statement on Form 8-A filed on April 27, 1993; and

•

The description of our preferred stock purchase rights for Series B Cumulative Preferred Stock included in our registration statement on Form 8-A, filed on March 19, 2001, and the amendment to the description included in Exhibit 10.9 to our registration statement on Form S-3, filed on August 23, 2002.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares to which this prospectus relates (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents unless those exhibits are specifically incorporated by reference into those documents) without charge upon written or oral request to Investor Relations, at Thornburg Mortgage, Inc., 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, telephone number (505) 989-1900, or by visiting our website.

SCHEDULE A

CALENDAR FOR CASH PURCHASES OF $10,000 OR LESS*

Cash Purchase Due Date	Cash Purchase Investment Date
December 17, 2007	December 27, 2007
January 17, 2008	January 29, 2008
February 15, 2008	February 27, 2008
March 17, 2008	March 27, 2008
April 17, 2008	April 28, 2008
May 16, 2008	May 28, 2008
June 17, 2008	June 26, 2008
July 18, 2008	July 29, 2008
August 18, 2008	August 27, 2008
September 17, 2008	September 26, 2008
October 20, 2008	October 29, 2008
November 14, 2008	November 25, 2008
December 17, 2008	December 29, 2008
January 16, 2009	January 28, 2009
February 13, 2009	February 25, 2009
March 18, 2009	March 27, 2009
April 17, 2009	April 28, 2009
May 15, 2009	May 27, 2009
June 17, 2009	June 26, 2009
July 20, 2009	July 29, 2009
August 18, 2009	August 27, 2009
September 17, 2009	September 28, 2009
October 19, 2009	October 28, 2009
November 16, 2009	November 25, 2009
December 17, 2009	December 29, 2009

CALENDAR FOR REINVESTMENTS OF DIVIDENDS PAID ON COMMON STOCK*

Record Date	Dividend Reinvestment Date
February 5, 2008	February 15, 2008
May 5, 2008	May 16, 2008
August 5, 2008	August 15, 2008
November 5, 2008	November 17, 2008
February 4, 2009	February 17, 2009
May 5, 2009	May 15, 2009
August 5, 2009	August 17, 2009
November 4, 2009	November 16, 2009

*	These are anticipated dates, which are subject to change at our sole discretion.

PART II

Item 14.	Other Expenses of Issuance and Distribution:

SEC registration fee	$9,431
Legal fees and expenses*	120,000
Accounting fees and expenses*	20,000
Printing expenses*	10,000
Miscellaneous expenses*	10,000

Total expenses	$169,431

*	estimated expenses

Item 15.	Indemnification of Directors and Officers

Maryland General Corporation Law provides that a Maryland corporation may indemnify any present or former director or officer or any person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (“Affiliate”), that is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the Affiliate was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the Affiliate actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the Affiliate had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the Affiliate in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the Affiliate shall be adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in a manner prescribed by law, that indemnification is permissible in the circumstances because the Affiliate has met the applicable standard of conduct. The Affiliate must be indemnified for reasonable expenses, however, if he or she has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which a corporation may advance reasonable expenses to, or obtain insurance or similar coverage for, Affiliates.

Our Articles of Incorporation provide that our directors and officers will be indemnified to the fullest extent permitted by the laws of Maryland, as amended from time to time.

Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law.

We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 16.	Exhibits.

The list of exhibits is incorporated by reference to the Exhibit Index on page II-5 of this registration statement.

Item 17.	Undertakings

A.	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(i), A(1)(ii) and A(i)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, New Mexico, on December 10, 2007.

THORNBURG MORTGAGE, INC.

By:	/s/ Larry A. Goldstone
Larry A. Goldstone
President and Chief Operating Officer

Each person whose signature appears below hereby authorizes Garrett Thornburg and Larry A. Goldstone, and either of them, each with full power of substitution, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendment to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and grants to said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done by virtue hereof, lawfully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Garrett Thornburg Garrett Thornburg	Chairman of the Board and Chief Executive Officer	December 10, 2007

/s/ Larry A. Goldstone Larry A. Goldstone	President, Chief Operating Officer and Director	December 10, 2007

/s/ Clarence Simmons, III Clarence Simmons, III	Senior Executive Vice President and Chief Financial Officer	December 10, 2007

/s/ Joseph H. Badal Joseph H. Badal	Senior Executive Vice President, Chief Lending Officer and Director	December 10, 2007

/s/ Anne-Drue M. Anderson Anne-Drue M. Anderson	Director	December 10, 2007

/s/ David A. Ater David A. Ater	Director	December 10, 2007

/s/ Eliot R. Cutler Eliot R. Cutler	Director	December 10, 2007

/s/ Michael B. Jeffers Michael B. Jeffers	Director	December 10, 2007

/s/ Ike Kalangis Ike Kalangis	Director	December 10, 2007

/s/ Owen M. Lopez Owen M. Lopez	Director	December 10, 2007

/s/ Francis I. Mullin, III Francis I. Mullin, III	Director	December 10, 2007

/s/ Stuart C. Sherman Stuart C. Sherman	Director	December 10, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 filed with the registrant’s registration statement on Form S-11, which went effective on June 18, 1993)

3.1.1	Articles of Amendment to Articles of Incorporation dated June 29, 1995 (incorporated herein by reference to Exhibit 3.1 filed with the registrant’s quarterly report for the quarter ended June 30, 1995)

3.1.2	Articles of Amendment to Articles of Incorporation dated April 26, 2000 (incorporated herein by reference to Exhibit 3.1.3 filed on May 8, 2000 with the registrant’s quarterly report for the quarter ended March 31, 2000)

3.1.3	Form of Articles Supplementary for Series B Cumulative Preferred Stock (incorporated herein by reference to Exhibit 3.1.4 filed on March 28, 2001 with the registrant’s annual report on Form 10-K for the year ended December 31, 2000)

3.1.4	Articles of Amendment to Articles of Incorporation dated April 29, 2002 (incorporated herein by reference to Exhibit 3.1.5 filed on May 14, 2002 with the registrant’s quarterly report for the quarter ended March 31, 2002)

3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 filed on July 24, 2007 with the registrant’s current report on Form 8-K)

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.3 filed on March 28, 2001 with the registrant’s annual report on Form 10-K for the year ended December 31, 2000)

4.2	Form of Preferred Stock Certificate for Series B Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4.4 filed on March 28, 2001 with the registrant’s annual report on Form 10-K for the year ended December 31, 2000)

4.3	Form of Right Certificate (incorporated herein by reference to Exhibit 4.5 filed on March 28, 2001 with the registrant’s annual report on Form 10-K for the year ended December 31, 2000)

4.3.1	Shareholder Rights Agreement dated January 25, 2001 (incorporated herein by reference to Exhibit 10.8 filed on March 28, 2001 with the registrant’s annual report on Form 10-K for the year ended December 31, 2000)

4.3.2	Agreement of Substitution and Amendment of Shareholder Rights Agreement, dated May 9, 2002 (incorporated herein by reference to Exhibit 10.9 filed on August 23, 2002 with the registrant’s registration statement on Form S-3)

5.1	Opinion of Heller Ehrman LLP*

8.1	Opinion of Heller Ehrman LLP regarding tax matters (included in Exhibit 5.1)*

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)*

23.2	Consent of KPMG LLP*

23.3	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (included on signature page)*

99.1	Dividend Reinvestment and Stock Purchase Plan Brochure*

99.2	Authorization Form*

99.3	Request for Waiver Form*

99.4	Authorization Form for Waiver Program Participants*

*	Being filed herewith.